Exhibit 10.21

Bitech Technologies Corporation

895 Dove Street, Suite 300

Newport Beach, CA 92660

January 8, 2024

Cole W. Johnson, CEO

Bridgelink Development, LLC

777 Main Street, Suite 3000

Fort Worth, TX 76102

Re: Proposed Transaction with Bridgelink Development, LLC, its members and Bitech Technologies Corporation

Ladies and Gentlemen:

This Letter of Agreement (the “Letter of Agreement”) entered into as of the date set forth above (the “Effective Date”) will confirm the mutual agreement of Bitech Technologies Corporation, a Delaware corporation (“BTTC” or the “Company”), Bridgelink Development, LLC, a Delaware limited liability company (“BLD”) and C & C Johnson Holdings LLC, the sole member of BLD (the “Member”). The Company, BLD and the Member are collectively referred to as the “Parties” and individually as a “Party”.

As set forth in more detail below, the Company would acquire from the Member, directly, or indirectly through a wholly-owned subsidiary or controlled affiliate, all of the issued and outstanding membership interests of the Target (as defined below) in exchange for shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

1. Business Combination. Member shall cause BLD to (i) transfer BLD’s assets and development service agreements (collectively, “Development Projects”) consisting of: (a) the BESS Development Projects (as herein defined) and (b) the Solar Development Projects as defined herein, into a newly created entity (“New Entity” or “Target”) at or prior to the Closing Date (as herein defined); and (ii) the owner or owners of Target shall exchange one hundred percent (100%) of the issued and outstanding one million (1,000,000) LLC units of Target, (the “Target Units”), for an aggregate of 222,222,000 newly issued shares of BTTC’s Common Stock (the “Exchange Shares”) such that Target will become a wholly owned subsidiary of the Company upon the closing of the transaction (the “Business Combination”). The number of Exchange Shares represents approximately 31.8% of the issued and outstanding shares of BTTC capital stock on a proforma basis after giving effect to the issuance of the Exchange Shares with each share valued at $0.225 per share (the “Exchange Share Price”) as of the Closing Date. Each Target Unit shall be exchanged for 222.222 shares of Common Stock as a result of the Business Combination.

2. Tax Consequences and Transaction Structure. No Party to this Letter of Agreement makes any representation or warranty as to the tax consequences of the Business Combination contemplated in Section 1, immediately above, and this Letter of Agreement, generally. Each Party agrees to obtain and be guided by its own tax advisor. The Parties shall use commercially reasonable efforts to structure the Business Combination on a tax deferred basis in a manner that is compliant with necessary legal and regulatory requirements, mutually beneficial to each of the Parties, and tax efficient for the Parties and their respective securityholders.

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3. Asset Transfer from BLD to Target; Liabilities and Equity.

(a) On the Closing Date, except as provided in this Letter of Agreement, Target shall have (i) no outstanding option, agreement, or obligation to issue any of its membership interests or otherwise acquire any ownership interest in Target other than the Target Units, including, without limitation, any right or instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive any ownership interest in Target; (ii) no liabilities, whether known or unknown; and (iii) the number of Target Units shall not exceed one million (1,000,000), which represents one hundred percent (100%) of all the authorized, issued and outstanding ownership interests of Target.

(b) At the time of the Closing, except as provided in this Letter of Agreement, Target’s assets shall consist primarily of (1) certain rights to fully develop a portfolio of renewable energy development assets, which includes certain battery energy storage system (“BESS”) projects with a cumulative storage capacity of at least 1.965 gigawatts (GW) located in the United States and further described in Exhibit A attached hereto along with certain term sheets and agreements with capital providers that BLD has negotiated over the last eight (8) months, whether or not finalized (collectively, the “BESS Development Projects”) and (2) certain rights to fully develop a portfolio of renewable energy development assets, which includes certain solar development projects with a cumulative output of at least 3.840 gigawatts (GW) located in the United States and further described in Exhibit B attached hereto along with certain term sheets and agreements with capital providers that BLD has negotiated, whether or not finalized (collectively, the “Solar Development Projects”).

(c) Each BESS Development Project shall consist of the following:

(i)	Documents that substantiate Target’s rights to own, lease or otherwise acquire the right to use the real property where the BESS Development Projects will be located;

(ii)	Construction and engineering plans and contracts to construct the physical facility that will operate the BESS;

(iii)	Agreements that entitle Target to acquire the batteries and major system components necessary to operate each BESS Development Project (the “Supply Agreements”);

(iv)	All permits and environmental studies, if any, necessary to obtain governmental approval and construct and operate each BESS Development Project; and

(v)	All other contracts related to the development and operation of each BESS Development Project.

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(d) Each Solar Development Project shall consist of the following:

(i)	Documents that substantiate Target’s rights to own, lease or otherwise acquire the right to use the real property where the Solar Development Projects will be located;

(ii)	Construction and engineering plans and contracts to construct the physical facility that will operate the Solar;

(iii)	Agreements that entitle Target to acquire the solar development projects to operate each Solar Development Project (the “Solar Agreements”);

(iv)	All permits and environmental studies, if any, necessary to obtain governmental approval and construct and operate each Solar Development Project; and

(v)	All other contracts related to the development and operation of each Solar Development Project.

(e) Future BESS Development Projects. On the Closing Date, BLD will enter into an agreement with BTTC whereby BLD will agree to refer to BTTC any future projects involving BESS that BLD is presented with an opportunity to work on.

4. Capital Infusion into BTTC. No later than the Closing Date, BTTC shall have received a commitment for a capital investment or other financing transaction of not less than $50,000,000 (the “Capital Infusion”). The transaction to obtain the Capital Infusion may involve the Company’s sale and issuance of its equity, debt, lease or combination thereof on terms and conditions mutually agreeable by the Parties. The Capital Infusion shall be used for the business operations of BTTC, including, but not limited to, the pursuit, execution, and/or implementation of the Development Projects, as well as the ongoing technology innovations, identification, pursuit, and/or acquisition of emerging technologies and/or companies owning or operating such technologies involving BESS, Solar, EMS, EV charging storage, micro grids, and/or other such “clean technologies” that make up BTTC’s Technology Solutions and Acquisition Division.

5. Project Management Services. At or prior to the Closing, the Company shall enter into a Project Management Services Agreement (the “PMSA”) with a Special Purpose Vehicle (“SPV”) established by Cole W. Johnson. Pursuant to the terms of the PMSA, the SPV shall be obligated to oversee all aspects of the development and operation of the BESS Development Projects on such terms and conditions as the Parties mutually agree to. The PMSA shall provide that the Company shall pay the SPV the following:

(a) BESS Development Projects. The SPV an aggregate amount equal to $0.035 per Watt (W) for each BESS Development Project payable as follows: (i) $0.005 per W shall be paid in cash upon the Company’s listing of its Common Stock on the NASDAQ stock market and the closing of a financing transaction of a BESS Development Project (“Project Financing”); and (ii) $0.03 per W shall be paid in cash upon attainment of Ready to Build (“RTB”) status per each BESS Development Project with the closing of Project Financing related to such project to enable the Company to commence construction of said BESS Development Project (collectively (i) and (ii), the (“BESS Development Fees”).

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(b) Solar Development Projects.

(i)	COBRA. The SPV $0.01 per W in cash upon attainment of RTB status per each development project, paid within ten (10) days of Company being paid, to enable the Company to commence construction of said COBRA Development Project (“COBRA Development Fees”); and

(ii)	Other Development Projects. The SPV, within ten (10) days of Company being paid, the higher of either (a) 50% of the gross margin or (b) $0.02 per W in cash upon attainment of RTB status or project acceptance per each development project (“Other Development Fees”); and

(iii)	Solar Development Projects. The SPV, if the Solar Development Projects are developed by the Company, an aggregate amount equal to $0.035 per Watt (W) for each Solar Development Project payable as follows: (i) $0.005 per W shall be paid in cash upon the Company’s listing of its Common Stock on the NASDAQ stock market and the closing of a financing transaction of a BESS Development Project (“Project Financing”); and (ii) $0.03 per W shall be paid in cash upon attainment of Ready to Build (“RTB”) status per each Solar Development Project with the closing of Project Financing related to such project to enable the Company to commence construction of said Solar Development Project (collectively (i) and (ii), the (“Solar Development Fees”).

(c) Payment of the BESS Development Fees, COBRA Development Fees, Other Development Fees, and Solar Development Fees (collectively, “Project Development Fees”) will further be contingent upon:

(i)	The successful achievement of RTB status, as such term will be defined in the PMSA, and shall be made in accordance with the terms specified in the PMSA. Both Parties expressly acknowledge and agree to the commercial nature of this fee arrangement, which shall be payable within [10] days of achieving the milestones set forth above; and

(ii)	Cole W. Johnson remains (i) an employee or consultant to the SPV; and/or (ii) head of the BESS and Solar Division (as defined below) during the period of time in which the Project Development Fees are payable.

6. Post Business Combination Structure and Appointment of Members of Board of Directors and Officers. Upon consummation of the Business Combination, the Company shall consist of two (2) divisions or operational units: (1) a division that will pursue, execute, and/or implement the Development Projects (the “BESS and Solar Division”); and (2) a division that will pursue the technology solutions and acquisition business (the “Technology Solutions and Acquisition Division”). The BESS and Solar Division generally will be managed and operated by the current BLD management team, but with meaningful participation by at least one member of the current BTTC management team. The Technology Solutions and Acquisition Division generally will be managed and operated by the current BTTC management team, but with meaningful participation by at least one member of the current BLD management team. The “C- level” officer positions in the combined company resulting from the Business Combination generally will be shared by members of the current respective BTTC and BLD management teams.

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(a) Board Seats: At the time of Closing, BLD shall have the right to designate two out of the five members of the Company’s board of directors (the “Board”) (the “BLD Nominees”) and BTTC shall have the right to designate two out of the five members of the Board (the “BTTC Nominees”). The BLD Nominees and the BTTC Nominees shall collectively select a fifth designee to the Board who must be “independent” (as defined in federal securities laws and the Nasdaq Listing Rules) at such time as required either by the OTC Markets or Nasdaq). BTTC shall support the BLD Nominees in their election to the Board and BLD shall support the BTTC Nominees in their election to the Board.

(b) Board Meetings: The Parties shall cooperate in scheduling regular meetings of the Board meetings and ensuring that BLD’s Nominees to the Board are actively involved in strategic decisions and corporate governance.

(c) Employment Arrangements: BLD’s executive management team and key employees shall transition to become employees of the BESS and Solar Division of BTTC upon the Closing. Cole Johnson as the President of the BESS and Solar Division shall have sole authority to determine which employees shall transition, salaries, and effectuate an incentive plan.

(d) Chairman of the Board Role: Benjamin Tran shall assume the position of Executive Chairman of the Company’s Board and interim Chief Executive Officer (CEO) and shall take the lead in all technology development as well as merger and acquisition (M&A) activities, and capital market activities including capital raise, aimed at expanding the company’s market presence and global influence.

(e) President Role: Cole Johnson shall be appointed as the President of the Company, with responsibilities for the project management and operations of the BESS and Solar Division.

(f) Future CEO Role: If necessary, the Board shall appoint a new Chief Executive Officer (CEO) of the Company within twelve (12) months of the Closing, with responsibilities for the overall management and operations of the Company, and shall replace Benjamin Tran in his interim CEO role, provided that the Parties acknowledge and agree that it is not required that Benjamin Tran shall resign from the CEO position.

(g) Executive Stock Option Compensation Package: Company shall grant Benjamin Tran the option to purchase 20,000,000 shares of stock to be vested equally over 5 years at an exercise price of $0.50 in year 1, $0.75 in year 2, $1.00 in year 3, $1.25 in year 4, and $1.5 in year 5, with the option to expire in 10 years. Company shall grant Cole Johnson the option to purchase 68,000,000 shares of stock to be vested equally over 5 years at an exercise price of $0.50 in year 1, $0.75 in year 2, $1.00 in year 3, $1.25 in year 4, and $1.5 in year 5, with the option to expire in 10 years.

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If an information statement provided for by Rule 14f-1 promulgated under the Exchange Act of the 1934, as amended (the “14f-1 Information Statement”) is required to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the consummation of the transactions contemplated by the Business Combination, BTTC shall file the 14f-1 Information Statement with the SEC and mail it to each of BTTC’s shareholders. Target shall be responsible for the reasonable costs, expenses and legal fees associated with the preparation, filing and mailing of the 14f-1 Information Statement, if required.

7. Due Diligence. Each of the Parties hereby covenants and agrees with the other Party that during the period commencing on the Effective Date and for a period of 45 days thereafter (the “Due Diligence Period”), each Party shall use commercially reasonable efforts to promptly provide the other Party or its respective advisors and counsel with any information in its possession or control relating to it and its subsidiaries, subject to confidentiality obligations, attorney client privilege and applicable laws, so that the other Party may complete its due diligence investigations in connection with the Business Combination, including the BESS Development Projects (the “Due Diligence Materials”). The Due Diligence Materials to be provided by BLD shall include, but not be limited to all documents, records, and data pertinent to the Development Projects and related agreements, any of the documents, information, or materials provided to or by KeyBanc Capital Markets (“KeyBanc”) in connection with the preparation of any estimates or valuations of the Development Projects and access to KeyBanc representatives relating thereto, the books and records of BLD, material contracts related to the Development Projects; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested by the Company.

8. Definitive Agreement. The Parties shall use commercially reasonable efforts to enter into a definitive agreement pursuant to which the Business Combination would be consummated (the “Definitive Agreement”) within 30 days after completion of the Due Diligence Period (the “Exclusivity Period”). The Parties agree that the Definitive Agreement shall (i) be consistent with the terms and conditions in this Letter of Agreement, including the subject matter of the representations and warranties and covenants contained herein, and (ii) consist of terms and conditions that are consistent with the terms and conditions in similar publicly disclosed transactions in this industry of like purchase price, size of operations, structure and nature, in each case with customary scope and limitations, including with respect to indemnification and closing obligations. The Definitive Agreement shall provide for a closing no later 30 days after the execution of the Definitive Agreement, subject to the completion of all conditions to close as provided for in the Definitive Agreement (the “Closing” with the date of Closing, the “Closing Date”).

9. Representations and Warranties. The Definitive Agreement to be executed by the Parties and Member shall contain customary and usual representations and warranties, and the principal executive officer of each of the Parties, on behalf of the Parties and not in their personal capacities, shall certify these representations and warranties.

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10. Further Terms.

(a) BTTC shall cause each of its officers and directors to do all such further acts as shall be required to permit BTTC to file any required documents (including 10-Ks, 10-Qs, 8-Ks, federal and state tax returns, or otherwise) to be filed at or following the Closing which reflect the business and operations of Target prior to the Closing Date and through the year ending December 31, 2023, and shall execute and deliver all certifications, if any, required to be filed by BTTC with respect to financial statements of Target reflecting in whole or in part the business and operations of Target prior to the Closing Date.

(b) On the Closing Date, BTTC shall enter into the PMSA which shall provide for the other terms stated in this Letter of Agreement, among other things, that BLD’S Chief Executive Officer will (i) agree to operate the Development Projects with a title as President of BTTC and will agree manage a selected number of core employees from BLD to be transferred to BTTC and its new employees, and (ii) indemnify and defend BTTC as a result of any liabilities related to the operation of the BESS and Solar Division or breach of the SPV’s obligations under the PMSA.

11. Conditions Precedent. In addition to the foregoing terms, the Definitive Agreement will contain the following conditions precedent to Closing:

(i)	the documents to be entered into in connection with the Business Combination shall be mutually acceptable in form and substance to the Parties, acting reasonably, and shall be consistent with the terms in this Letter of Agreement (such documents, including the Definitive Agreement and the PMSA, collectively the “Transaction Documents”);

(ii)	all governmental, regulatory, third person and other approvals, consents, waivers, orders, exemptions, agreements and all amendments and modifications to agreements, indentures and arrangements which the Parties shall consider necessary in order to enter into the Definitive Agreement and not otherwise specifically described in this Letter of Agreement shall have been obtained in form satisfactory to the Parties, acting reasonably;

(iii)	As of the Closing Date Target shall have no liens of encumbrances on BESS Development Projects;

(iv)	Target shall have completed the audit of its financial statements for the periods required pursuant to Items 9.01(a) and (b) of Form 8-K (the “Target Audit”), which shall be performed by an accounting firm that is registered with the Public Company Accounting Oversight Board (PCAOB) at the election and expense of the Company;

(v)	If the Closing occurs after April 14, 2024, Target shall have completed and provided to the Company, Target’s unaudited financial statements for the period ended March 31, 2023 as provided for in Items 9.01(a) and (b) of Form 8-K, which fairly present the financial condition of Target as of their respective dates and for the periods involved, and such statements shall be prepared in accordance with generally accepted accounting principles consistently applied for the periods provided for in Items 9.01(a) and (b) of Form 8-K;

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(vi)	The Board of Directors of BTTC shall have approved the Definitive Agreement in accordance with its obligations under the Delaware General Corporation Law;

(vii)	At the Closing Date, BTTC shall be current on all of its filings with the OTC Markets Group, Inc. OTCQB tier (the “OTC Markets”), including, but not limited to the filing of an Annual Report for the period ended December 31, 2023 and the annual Attorney Letter for the period ended December 31, 2023, none of which filings shall contain a material misstatement or omission, and be compliant in all material respects with the OTC Markets rules and regulations;

(viii)	At the Closing Date, all reports, schedules, forms, statements, and other documents required to be filed by BTTC under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the Closing Date (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) shall have been filed on a timely basis or BTTC shall have received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension;

(ix)	The Parties shall have performed, in all material respects, all of their obligations under the Definitive Agreement. All of the statements, representations, and warranties contained in the Definitive Agreement shall be complete and true in all material respects;

(x)	No material adverse changes shall have occurred in the business, properties, and assets of Target including the Development Projects;

(xi)	Target and BTTC shall have filed all required franchise tax reports and federal income tax returns for the period ended December 31, 2023;

(xii)	The Common Stock shall be a participant in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program DTC eligible;

(xiii)	The Common Stock shall be quoted on the OTCQB tier of the OTC Markets and there shall have been no notice of delisting or threat thereof with respect to the BTTC Common Stock. BTTC shall have paid all applicable OTC Market fees; and

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(xiv)	BLD shall have entered into one or more Supply Agreements that provide for the supply of batteries with a total capacity of at least 250 megawatts (MW) and 1000 megawatt-hours.

12. NASDAQ Uplisting. Following the Closing, BTTC commits to take all commercially reasonable steps necessary to uplist the Company to the NASDAQ stock exchange to enhance the Company’s visibility and access to a broader investor base (the “Nasdaq Uplisting”). This effort shall be pursued promptly and diligently.

13. Restricted Shares. It is understood that the Common Stock to be issued to the owner or owners of Target in the Business Combination shall be issued under the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The owner or owners of Target are each an “accredited investor” as defined in Rule 501(a) under the Securities Act. Consequently, such shares will be “restricted securities” as such term is defined under Rule 144 of the Securities Act and appropriate legends shall be placed upon certificates and stop transfers shall be placed in the stock records of BTTC. In addition, the owner or owners of Target will be required to confirm their respective intentions to acquire the shares of Common Stock for investment and not with a view for resale or distribution other than in compliance with the Securities Act.

14. No Shop. During the Exclusivity Period, unless BTTC provides notice of its cancellation of this Letter of Agreement as provided for in Section 12(c), neither BLD, Target, nor Member will, directly or indirectly, through any representative or otherwise (a) engage in any third-party negotiations for any Extraordinary Transaction (as defined below); (b) enter into any agreement or understanding with any person other than each other with respect to any Extraordinary Transaction; (c) participate or engage in any discussions or negotiations with any person other than each other relating to any of the foregoing (whether or not initiated by BLD, Target, Member or any representative); or (d) provide any material non-public information regarding BTTC or any of BTTC’s securities to any person other than the Target or the Member in connection with any of the foregoing. If BLD, Target, or Member receives any inquiry or proposal regarding the possibility of an Extraordinary Transaction, or regarding any of the matters described in clauses (b) through (d), immediately above, it shall promptly notify BTTC thereof in writing and shall provide BTTC with such information regarding such inquiry or proposal and the person(s) or entity(ies) making the same as BTTC shall reasonably request. “Extraordinary Transaction” means any investment in, acquisition of, business combination with, or other extraordinary transaction regarding the Member’s ownership interest in the Target or the Target or any direct or indirect parent, subsidiary, or division thereof, including, without limitation, any merger, purchase, or sale of securities or purchase or sale of assets outside the ordinary course of business involving the Target or the Member’s ownership interest in the Target.

15. Termination. This Letter of Agreement will terminate automatically and be of no further force and effect upon the earliest of (a) execution of the Definitive Agreement by the Parties, (b) mutual agreement of the Company, BLD and the Member to terminate this Letter of Agreement, (c) at the election of the Company during the Due Diligence Period for a commercially reasonable reason, or (d) 5:00 p.m. (Pacific time) on the last day of the Exclusivity Period.

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16. Notice. Any notice required or permitted to be given under this Letter of Agreement shall be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other Party):

if to the Company:

895 Dove Street, Suite 300
Newport Beach, CA 92660
Attention:	Benjamin Tran
Email:	ben@bitech.tech

with a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC
1700 Palm Beach Lakes Blvd., Suite 820
West Palm Beach, FL 33401
Attention:	Laura Anthony and Lazarus Rothstein
Email:	lanthony@alclaw.com and lrothstein@alclaw.com

if to BLD and Member:

Bridgelink
777 Main St Ste 3000
Fort Worth, TX 76102-5365
Attention:	Bridgelink Development LLC
Email:	cole.johnson@cwj-bl.com

with a copy, which shall not constitute notice, to:

Kearney, McWilliams & Davis, PLLC
55 Waugh #150
Houston, TX 77007
Attention:	Bridgelink
Email:	bnevills@kmd.law | jwalters@kmd.law | vpatel@kmd.law

Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy by 5:00 p.m. Pacific Time on a business day shall be deemed conclusively to have been effectively given on the day the notice was delivered or, if after such time, or if such day is not a business day, on the next following business day. Any notice sent by prepaid registered mail shall be deemed conclusively to have been effectively given on the third business day after posting, but if, at the time of posting or between the time of posting and the third business day thereafter, there is a strike, lockout or other labour disturbance affecting postal service, then the notice shall not be effectively given until actually delivered.

17. Expenses and Liabilities. Other than as may be set forth in the Definitive Agreement or as specifically set forth herein, each Party agrees to pay their own legal, accounting, and other costs associated with the Business Combination.

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18. Binding Effect. The Parties acknowledge that their mutual intent to proceed with the Business Combination is subject to several preconditions. This Letter of Agreement shall constitute a legal obligation between them. Each Party agrees, however, to exercise good faith and use its best efforts to enter into the Definitive Agreements and complete the transaction as contemplated hereby.

19. Execution in Counterparts, Electronic Transmission. This Letter of Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party to this Letter of Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned, PDF or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

20. Publicity. Prior to the Closing Date, any announcement, or press or news release by Target or its shareholders, employees, officers, directors, or agents with respect to the transactions contemplated hereby shall be reviewed and approved by BTTC and Target prior to its release, subject to any requirements of law. After prior written notice to Target, BTTC shall be allowed to make any announcements relating to this Letter of Agreement or the documents contemplated herein, as may be required pursuant to its public reporting obligations with the OTC Markets and the SEC as may be determined by its legal counsel, and the Parties acknowledge and agree that a Form 8-K will be required to be filed with the SEC with respect to this Letter of Agreement, following the execution hereof.

21. Confidentiality.

(a) In connection with the transactions contemplated herein, each Party will be providing the Due Diligence Materials to the other as provided for in Section 7. As a condition to the furnishing of such information, all Parties agree, as set forth below, to treat confidentially the Due Diligence Materials and any other information furnished, whether furnished before or after the date of this Letter of Agreement, and all analyses, compilations, studies and other material (collectively, the “Evaluation Material”). Notwithstanding the foregoing, Evaluation Material shall not include material that was publicly available prior to disclosure to the other Party, material that becomes generally available after the date hereof not as a result of a breach of this agreement by the other Party hereto, or material that was independently developed by the other Party hereto without reference to the Evaluation Material. Each Party agrees that it will not use the Evaluation Material in any way detrimental to the others, and that such information will be kept confidential by such Party, its agents and representatives; provided, however, that any of such information may be disclosed to directors, officers, employees and representatives, and to individuals acting in similar capacities who need to know such information for the purpose of evaluating a possible transaction (it being understood that such directors, officers, employees, representatives and agents shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially). Without the prior written consent of the others, no one will disclose to any person the fact that discussions or negotiations are taking place concerning a possible transaction or the status thereof, except as pursuant to Section 20 above.

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(b) BLD and the Member (the “BLD Parties”) acknowledge and agree that BTTC is a public company, currently trading on the OTC Markets. Each of the BLD Parties agrees that, for as long as any information, including Evaluation Material of BTTC, continues to meet the definition of Material Non-Public Information (as defined below) as set forth herein (the “Standstill Period”), each of the BLD Parties shall not, and each of the BLD Parties shall ensure that none of its affiliates or representatives shall: (i) buy or sell any securities or derivative securities of or related to BTTC, or any interest therein; (ii) undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b-5 promulgated thereunder; (iii) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other corporation, partnership, group, individual or other entity (each, a “Person”) to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in (1) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of BTTC or any of its subsidiaries, (2) any tender or exchange offer, merger or other business combination involving BTTC or any of its subsidiaries, (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to BTTC or any of its subsidiaries, or (4) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of BTTC; (iv) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of BTTC; (v) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving BTTC or its securities or assets; (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of BTTC; (vii) take any action which might force BTTC to make a public announcement regarding any of the types of matters set forth in clause (iii) of this Section 21(b); or (viii) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each of the BLD Parties also agrees during the Standstill Period not to request BTTC (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 21(b) (including this sentence).

(c) For purposes of this Agreement “Material Non-Public Information” shall mean any information obtained by any BLD Party, whether otherwise constituting Evaluation Material or not, with respect to which there is a substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to BTTC or any of its equity securities or debt, or any derivatives thereof, or information that is reasonably certain to have an effect on the price, value or trading price of BTTC’s equity securities or debt, or any derivatives thereof, whether positive or negative.

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22. Brokers Fees and Expenses. The Parties shall indemnify each other against all claims for brokerage commissions in connection with the transactions contemplated hereby and will hold the other Party harmless from any loss resulting from any claim or claims for brokerage commissions claimed through the other Party. Unless otherwise set forth in the Definitive Agreement, each Party shall be responsible for its own commissions to brokers, and professional fees, including, but not limited to, attorneys and accountants fees, which are incurred in connection with the execution of this Letter of Agreement, the Business Combination or the transactions contemplated herein.

23. Governing Law. This Letter of Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Delaware, without regard to the conflict of law principles thereof and the Parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court, Orange County, California, or, if jurisdiction in such court is lacking, the state court in Orange County, California, in respect of any dispute or matter arising out of or connected with this Letter of Agreement. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

24. No Assignment; Waiver; Etc. No Party may assign this Letter of Agreement without the prior written consent of the other Parties. The provisions of this Letter of Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. No waiver, alteration or cancellation of any of the provisions of this Letter of Agreement shall be binding unless made in writing and signed by the Party or Parties to be bound. This Letter of Agreement is the entire agreement between the Parties concerning the subject matter herein and supersedes all prior oral and written agreements between them regarding same. No waiver by a Party of a breach of a term contained in this Letter of Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of such breach of any term of this Letter of Agreement.

25. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Letter of Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) any other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

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26. Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Letter of Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all dispute resolution mechanisms, trials, or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

27. Dispute Resolution. In any dispute over or in any way related to the provisions of this Letter of Agreement and in all other disputes among the Parties hereto (the “Disputing Parties”) (including issues of enforceability, termination, and arbitrability), the dispute shall:

(a) Be promptly negotiated in good faith between the Disputing Parties.

(b) In the event that negotiation fails or upon the expiration of thirty (30) days) of the event(s) giving rise to the dispute, whichever is sooner, the dispute shall then be submitted to non-binding mediation. The Disputing Party shall apply to the American Arbitration Association for a mediator, with the mediation to take place via remote teleconference means unless otherwise agreed between the Parties..

(c) In the event mediation fails to resolve all of the issues between or among the Disputing Parties, or if mediation is not held within sixty (60) days of the event(s) giving rise to the dispute, then the matter or any remaining matters shall be submitted to final, three (3) arbitrator, non-appealable, binding arbitration. The arbitration shall be held by the American Arbitration Association (AAA) in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA). The arbitration will be conducted in English. Each Party shall choose one (1) arbitrator to serve on the arbitration tribunal, with those two (2) arbitrators choosing the third arbitrator to serve on the arbitration tribunal. Arbitration shall be held via remote teleconference means unless otherwise agreed between the Parties. The arbitrators may issue any preliminary, injunctive, and/or equitable relief. Nothing in this Section 27 will serve to restrict the ability to apply for emergency relief. Any Party may, after failure of the negotiation and mediation procedures above, commence arbitration of the dispute by sending a written request for arbitration to all other Disputing Parties. The request shall state the nature of the dispute to be resolved by arbitration, and arbitration shall be commenced as soon as practical after such Parties receive a copy of the written request. The Parties may not bring suit regarding any disputes, controversies, or claims subject to this Section 27 of this Letter of Agreement in any venue other than an arbitration pursuant to this Section of the Agreement, except in order to enforce this Section 27 or enforce an arbitral award made pursuant to this Section 27. In the event that a Party attempts to bring an action in violation of this Section 27, the Parties agree that the other Party will be entitled to the arbitrators or judge entering an injunction to enjoin such unauthorized action. All Parties shall initially share the cost of arbitration, but the prevailing Party or Parties shall be awarded attorney fees, costs, and other expenses of arbitration. All arbitration decisions shall be final, binding, and conclusive on all the Parties to arbitration, and legal judgment may be entered based upon such decision in accordance with applicable law in any court having jurisdiction to do so. The Parties agree that the arbitral award shall be recognized by any applicable courts pursuant to all applicable statutes, conventions, and treaties. This arbitration clause shall survive any termination of this Letter of Agreement, any merger or integration clause, and shall continue to inure to the benefit of both Parties hereto, for all purposes. All Parties shall initially share the cost of arbitration, but the prevailing Party or Parties shall be awarded attorney’s fees, costs, and other expenses to any related arbitration or judicial proceedings.

[Signatures appear on the following page.]

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We look forward to working with you to complete the Business Combinations successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this Letter of Agreement by executing it in the space set forth below.

Bitech Technologies Corporation

By:
Benjamin B. Tran, Chief Executive Officer

Bridgelink Development, LLC

By:
Cole W. Johnson, Chief Executive Officer

Member:

C & C Johnson Holdings LLC

By:
Cole W. Johnson, Manager

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EXHIBIT A

BESS DEVELOPMENT PROJECTS

ISO	State	Zone	BESS (Mwac)	BESS (MWhr)
Redbird BESS	TX	ERCOT-Houston	100	400
Wildfire BESS	TX	ERCOT-South	100	400
Friendship	TX	ERCOT/West	60	240
Lady Bird	TX	ERCOT/West	60	240
Longhorn	TX	ERCOT/West	60	240
Pecan	TX	ERCOT/West	60	240
Prickly Pear	TX	ERCOT/West	60	240
Yellow Rose	TX	ERCOT/West	60	240
Bright Light	TX	ERCOT/West	60	240
TPLT 1-10 BESS	TX	ERCOT/West	100	400
WR Ranch TX BESS 1	TX	ERCOT/North	120	480
BESS			840	3,360

WECC
TPL EPE	TX	WECC	25	100
X-One Solar Ranch 1	AZ	WECC	100	400
Dudden Ranch 1	AZ	WECC	100	400
Aldahra Farm 1	AZ	WECC	100	400
Aldahra Farm 2	AZ	WECC	100	400
TOTAL			425	1,700

PJM
BL PJM BESS 1	VA	PJM	50	200
BL PJM BESS 2	PA	PJM	50	200
TOTAL			100	400

MISO
Gibbs Ranch BESS 1	LA	MISO	120	480
Gibbs Ranch BESS 2	LA	MISO	120	480
TG BESS 1	LA	MISO	120	480
TG BESS 2	LA	MISO	120	480
Neighbors BESS 1	LA	MISO	120	480
TOTAL			600	2,400
TOTAL Mwac			1,965	7,860

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EXHIBIT B

SOLAR DEVELOPMENT PROJECTS

ISO	State	Zone	Solar (MWac)
ERCOT
Redbird Solar	TX	ERCOT-Houston	100
Wildfire Solar	TX	ERCOT-South	100
Friendship	TX	ERCOT/West	120
Lady Bird	TX	ERCOT/West	120
Longhorn	TX	ERCOT/West	120
Pecan	TX	ERCOT/West	120
Prickly Pear	TX	ERCOT/West	120
Yellow Rose	TX	ERCOT/West	120
Bright Light	TX	ERCOT/West	120
TOTAL			1,040

WECC
TPL EPE	TX	WECC	50
X-One Solar Ranch 1	AZ	WECC	250
X-One Solar Ranch 2	AZ	WECC	250
X-One Solar Ranch 3	AZ	WECC-PURPA	75
X-One Solar Ranch 4	AZ	WECC-PURPA	75
Dudden Ranch 1	AZ	WECC	325
Dudden Ranch 2	AZ	WECC-PURPA	75
Aldahra Farm 1	AZ	WECC	250
Aldahra Farm 2	AZ	WECC	250
TOTAL			1,600

PJM
BL PJM Solar 1	VA	PJM	100
BL PJM Solar 2	PA	PJM	150
TOTAL			250

MISO
Gibbs Ranch Solar 1	LA	MISO	250
Gibbs Ranch Solar 2	LA	MISO	250
Gibbs Ranch Solar 3	LA	MISO	225
Gibbs Ranch Solar 4	LA	MISO	225
TOTAL			950
TOTAL Mwac			3,840

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